Exhibit 99.1

Seattle Genetics Reports First Quarter 2003 Results

Bothell, WA — April 22, 2003— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for its first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $710,000, compared with $269,000 in the first quarter of 2002. The increase is attributable to fees earned from ongoing research collaborations.

Total operating expenses for the first quarter of 2003 were $7.0 million, compared to $6.8 million for the first quarter of 2002. Research and development expenses increased to $5.5 million in the first quarter of 2003, compared to $4.9 million in the first quarter of 2002. This growth was primarily driven by an increase in the company’s workforce and fees paid under license agreements, partially offset by a decrease in manufacturing of clinical grade materials. General and administrative expenses were $1.1 million in the first quarter of 2003, unchanged from the first quarter of 2002. As of March 31, 2003, Seattle Genetics had 96 employees, up 22 percent from 79 as of March 31, 2002.

Net loss for the quarter was $6.0 million, or $0.20 per share, equivalent to a net loss of $6.0 million, or $0.20 per share, for the same period in 2002.

As of March 31, 2003, Seattle Genetics had $38.5 million in cash, cash equivalents, short-term and long-term investments, compared to $44.2 million as of December 31, 2002.

“We continued to make significant clinical and scientific progress during the first quarter,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We advanced our ongoing clinical trials of SGN-30 and SGN-15 and furthered development of our pipeline of preclinical product candidates, most notably SGN-40 (formerly SGN-14) and SGN-35. In addition, we made several key additions to our scientific and management teams and achieved significant advances in our research and development programs.”

Recent highlights include:

On April 8, 2003, Seattle Genetics reported data from its antibody-drug conjugate (ADC) research programs. Three abstracts describing advances in its ADC technology were published in the 2003 Proceedings of the Annual Meeting of the American Association for Cancer Research (AACR). The published findings include:

•	Data indicating that anti-CD20-based ADCs can be effective antitumor agents when conjugated to cell-killing drugs using Seattle Genetics’ leading ADC technology.

•	Preclinical findings demonstrating the high potency and stability of SGN-35, a product candidate utilizing the company’s next-generation ADC technology. The studies suggest SGN-35 has significant clinical potential for the treatment of CD30-expressing hematologic malignancies.

•	Studies conducted by Seattle Genetics of ADCs prepared with enzyme-cleavable linkers demonstrating stability in plasma and highly efficient release of active drug by intracellular enzymes, suggesting a wide therapeutic window. These studies underscore the importance of linker stability in developing therapeutic ADCs.

On February 19, 2003, Seattle Genetics announced that Paul J. Carter, Ph.D. joined the company as Senior Director, Antibody Technologies and that William J. Murphy, Ph.D., Professor at the University of Nevada Medical School, was added to its Scientific Advisory Board.

•	Dr. Carter brings over 17 years of biotechnology experience, with considerable expertise in the humanization and development of antibody-based therapeutics. Previously, he was with Immunex/Amgen (Nasdaq: AMGN) and spent 14 years at Genentech (NYSE: DNA). While at Genentech, he initiated the company’s antibody humanization program and humanized three antibodies, including the anti-HER2 antibody Herceptin® for the treatment of metastatic breast cancer. Dr. Carter is responsible for overseeing Seattle Genetics’ work in the area of antigen discovery and antibody development.

•	Dr. Murphy is currently a Professor in the Microbiology and Immunology department at the University of Nevada Medical School in Reno. Prior to joining the University of Nevada in 2002, he spent over 10 years in various roles at the National Cancer Institute, most recently as Director of Basic Research of SAIC Frederick. Dr. Murphy was awarded the American Cancer Society Scholar Award in 2002 for his research on immunotherapy and bone marrow transplantation and holds several patents concerning immunotherapy in cancer.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs (through its recent acquisition of Eos Biotechnology). Seattle Genetics also has a co-development agreement with Genencor International for its ADEPT technology and has in-licensed technologies from many organizations, including Bristol-Myers Squibb, Medarex, Arizona State University, Mabtech AB, University of Miami and Proacta Therapeutics, among others. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Manager of Investor Relations

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$21,575	$26,380
Other current assets	1,317	1,064

Total current assets	22,892	27,444
Property and equipment, net	6,042	6,237
Long-term investments	16,942	17,839
Restricted investments	983	980
Other assets	36	36

Total assets	$46,895	$52,536

Liabilities and Stockholders’ Equity
Total current liabilities	$3,674	$3,492
Deferred revenue and other long-term liabilities	2,136	2,342
Stockholders’ equity	41,085	46,702

Total liabilities, convertible preferred stock and stockholders’ equity	$46,895	$52,536

Seattle Genetics, Inc.

Statements of Operations

(Unaudited)

(In thousands except shares and per share amounts)

	Three months ended March 31
	2003	2002
Revenues	$710	$269

Expenses
Research and development	5,528	4,853
General and administrative	1,138	1,105
Noncash stock-based compensation expense	344	880

Total operating expenses	7,010	6,838

Loss from operations	(6,300)	(6,569)
Investment income, net	338	577

Net loss	$(5,962)	$(5,992)

Basic and diluted net loss per share	$(0.20)	$(0.20)

Weighted-average shares used in computing basic and diluted net loss per share	30,549,829	29,508,376